Exhibit 3.14

AGREEMENT OF LIMITED PARTNERSHIP

OF

RUTH’S CHRIS STEAK HOUSE DALLAS, L.P.

i

ARTICLE 11 DISSOLUTION, WINDING UP AND TERMINATION; CONTINUATION		10
11.1	Events of Dissolution	10
11.2	Liquidation	11
11.3	Distributions in Kind	11
11.4	Return of Contributions	12
ARTICLE 12 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS		12
12.1	Amendments to be Adopted Solely by General Partner	12
12.2	Consent of General Partner Required	13
12.3	Action Without a Meeting	13
ARTICLE 13 MISCELLANEOUS PROVISIONS		13
13.1	Notices	13
13.2	Execution in Counterparts	13
13.3	Waiver of Partition	13
13.4	Governing Law, Successors	13
13.5	Integrated Agreement	14
13.6	No Waiver	14
13.7	Legends	14
13.8	No Third Party Beneficiaries	14
13.9	Severability	14

EXHIBITS

Exhibit A	Partner Names, Addresses and Initial Capital Contributions
Exhibit B	Partner Percentage Interests

ii

AGREEMENT OF LIMITED PARTNERSHIP

OF

RUTH’S CHRIS STEAK HOUSE DALLAS, L.P.

This AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Ruth’s Chris Steak House Dallas, L.P., a Texas limited partnership (the “Partnership”), is made and entered into as of March     , 2005 and effective as of April 15, 2004 (the “Effective Date”), by and among the Partners, (defined below).

R E C I T A L S

WHEREAS, the Partnership was formed on April 15, 2004 between its sole General Partner, Ruth’s Chris Steak House, Inc., a Louisiana corporation (“RCSH”) and its sole Limited Partner, RCSH Holdings, Inc., a Louisiana corporation (“Holdings”), by the filing of a Certificate of Limited Partnership with the Texas Secretary of State;

WHEREAS, no person or entity other than RCSH and RCSH Holdings has ever been a partner of the Partnership, and the current ownership of the Partnership is comprised of its sole General Partner, RCSH, owning a 1% General Partnership Interest, and its sole Limited Partner, RCSH Holdings, Inc., a Louisiana corporation owning a 99% Limited Partnership Interest;

WHEREAS, the Partners of the Partnership desire to amend and restate the terms of their limited partnership agreement in its entirety;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, the mutual contributions of the Partners, and for other good and valuable consideration, the Partners agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Business Day” means a day of the week, other than Saturday or Sunday, on which federally chartered banks in New Orleans, Louisiana are required by law to be open for business.

“Capital Account” is defined in Section 3.2.

“Capital Contribution” means the total amount of cash or the agreed value of property actually contributed to the Partnership by all of the Partners or any class of Partners or any one Partner, as the context requires.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended and in effect from time to time and as interpreted by the Regulations.

“Fiscal Year” means (i) a calendar year 2004 (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article 4 hereof.

“General Partner” means the Louisiana corporation identified as the “General Partner” on Exhibit A, which is the sole general partner of the Partnership. The term “General Partner” also includes any other Person that is duly admitted to the Partnership as an additional or substitute general partner in accordance with this Agreement and the Texas Act.

“Interest” means the ownership interest of a Partner in the Partnership at any particular time and includes, without limitation, the right of such Partner to any and all rights and benefits to which a Partner, or an assignee of a Partner, is entitled pursuant to the terms of this Agreement or by law. The Interest of the General Partner in the Partnership (in its capacity as a general partner) shall be deemed a separate Interest from any Limited Partner Interest owned by the General Partner in the Partnership.

“Limited Partner” means the entity identified as the “Limited Partner” on Exhibit A, and any Person who is admitted to the Partnership as a limited partner pursuant to the terms of this Agreement.

“Liquidator” shall have the meaning set forth in Section 12.2.

”Partner” refers to both the General Partner and the Limited Partner unless otherwise indicated.

“Partnership” is defined in the preamble paragraph of this Agreement.

“Partnership Property” means all interests, properties and rights of any type, whether real, personal, tangible or intangible, owned by the Partnership.

“Percentage Interest” means the Interest of each Partner expressed as a percentage of all Interests. The initial Percentage Interests are as set forth on Exhibit B hereto.

“Person” shall mean any individual, partnership, corporation, limited liability Partnership, trust or other entity.

“Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time, including the corresponding provisions of succeeding Regulations.

“Texas Act” shall mean the Texas Revised Limited Partnership Act; TEX. REV. STAT. ANN. art 6132a-1, as from time to time amended.

1.2 Construction. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The terms “hereof,” “herein” or “hereunder” shall refer to this Agreement as a whole and not to any particular article, section or paragraph. The terms “include” or “including” means includes, without limitation, and the term “including” means including, without limitation. Any reference to an agreement or contract includes any amendment or modification to such agreement or contract made after the date hereof.

ARTICLE 2

ORGANIZATION

2.1 Formation. For and in consideration of the agreements contained herein, the parties formed a limited partnership under the Texas Act by an agreement dated as of April 15, 2004 (“Partnership Agreement”). The Partners hereby amend and restate the Partnership Agreement in its entirety, and agree to look solely to this Agreement for the rights and obligations of the Partners under the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Texas Act, except as otherwise provided herein.

2.2 Name. The name of the Partnership shall be “Ruth’s Chris Steak House Dallas, L.P.” The General Partner shall promptly advise the other Partners in writing of any change in the name of the Partnership.

2.3 Registered Agent and Registered Office. The registered agent of the Partnership in the State of Texas shall be CT Corporation System.

2.4 Registered Office. The registered office of the Partnership shall be located at , 1021 Main Street, Suite 1150, Houston Texas 77002. The General Partner may from time to time change the registered agent or registered office of the Partnership, or both. The General Partner shall promptly notify all other Partners of any change in the registered office or registered agent of the Partnership.

2.5 Location of Principal Place of Business. The principal place of business of the Partnership shall be at such place as the General Partner may from time to time designate in writing to the other Partners. The Partnership may maintain such offices at such places as the General Partner deems advisable.

2.6 Business and Purpose. The business and purpose of the Partnership shall be for any lawful purpose, business, or business ventures, as determined by the General Partner, that are otherwise lawful under the Texas Act and consistent with the remaining terms of this Agreement.

2.7 Term. The term of the Partnership began on the date its Certificate of Limited Partnership (“Certificate”) was filed in the office of the Secretary of State of Texas and shall remain in existence until December 31, 2050, unless earlier terminated with the General Partner’s consent.

2.8 Filing of Certificates. The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments required by law for the formation or operation of a limited partnership in all jurisdictions where the Partnership may propose to do business. The General Partner may amend the Certificate from time to time for any proper purpose consistent with the terms of this Agreement.

2.9 Additional Limited Partners. Additional Persons shall become Limited Partners only if: (a) the identity of such Limited Partner and the terms of its admission to the Partnership are approved by a Majority in Interest and the General Partner, (b) such Limited Partner makes a Capital Contribution in a cash amount approved by the Partners pursuant to clause (a) hereof, (c) such Limited Partner executes and delivers to the General Partner a counterpart of this Agreement and thereby become subject to all of the terms and conditions hereof, (d) such Limited Partner executes and delivers to the General Partner (either individually or by virtue of the General Partner’s power of attorney granted hereunder) all certificates, instruments and documents, and taken all such action, as the General Partner may deem appropriate to preserve the limited liability status of the Partnership after the admission, and (e) such Limited Partner complies with applicable securities laws and preserves the federal partnership tax status of the Partnership.

2.10 Organization Certificates. Upon the request of the General Partner, each Limited Partner shall execute and deliver from time to time all certificates and other documents deemed necessary by the General Partner to accomplish all filing, recording, publishing, and other acts appropriate to comply with all requirements (a) for the formation and operation of a limited partnership under the Texas Act, and (b) for the formation, qualification, and operation of a limited partnership, or a partnership in which the limited partners have limited liability, in all other jurisdictions where the Partnership shall propose to conduct business.

2.11 Power of Attorney. Each Limited Partner hereby irrevocably designates and appoints the General Partner and, if a Liquidator is appointed, the Liquidator, severally, and its successors and assigns, each with full power of substitution, such Limited Partner’s agent and attorney-in-fact in his name, place and stead necessary to enable the Partnership to qualify to do business under the laws of any jurisdiction and to make such further governmental filings as are required from time to time. The power of attorney granted herein is hereby declared irrevocable and a power coupled with an interest, shall survive the death, disability or bankruptcy of a Limited Partner, if an individual, or the bankruptcy, dissolution or other termination of a Limited Partner, if a corporation, trust, partnership or unincorporated association, and shall extend to and be binding upon such Limited Partner’s legal representatives, heirs, successors, and assigns.

ARTICLE 3

CAPITALIZATION AND ADDITIONAL FINANCING

3.1 Partnership Capital.

(a) No interest shall be paid by the Partnership on any Capital Contributions to the Partnership or on Capital Account balances.

(b) No Partner shall have the right to withdraw any part of such Partner’s Capital Contribution to the Partnership or such Partner’s Capital Account, or to receive any return of any portion of such Partner’s Capital Contribution or Capital Account, except as may be specifically provided in this Agreement.

(c) Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as may be specifically provided in this Agreement.

(d) Loans from a Partner to the Partnership shall not be considered Capital Contributions.

3.2 Capital Accounts. Each Partner and each Assignee shall have a capital account (each, a “Capital Account”) computed in accordance with the Code and the Regulations.

3.3 Partnership Borrowing. The General Partner may cause the Partnership to borrow money from time to time, from third parties or from a Partner, and may mortgage or pledge Partnership property to obtain and secure the repayment of such loans. The proceeds of Partnership loans may be used for any Partnership purpose, including the payment of the costs of operations or the refinancing of Partnership indebtedness. The Partnership may borrow from third parties or a Partner, including the General Partner. A Partner is not, however, obligated to lend funds to the Partnership.

ARTICLE 4

ALLOCATIONS

4.1 Profits and Losses. After giving effect to the special allocations set forth in Section 4.2 hereof, profits and losses for any Fiscal Year shall be allocated to the Partners in accordance with their Percentage Interests. The losses allocated pursuant this Section 4.1 hereof shall not exceed the maximum amount of losses that can be so allocated without causing any Limited Partner to have a Capital Account deficit at the end of any Fiscal Year.

4.2 Allocations for Shifting Interests. Except as otherwise provided herein, all items of income, gain, loss, deduction, and credit allocable to any Partner that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as owning that Partner’s Interest, without regard to the results of Partnership operations during any particular portion of that Fiscal Year and without regard to whether cash distributions were made to the transferor or the transferee during that Fiscal Year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

ARTICLE 5

DISTRIBUTIONS

5.1 Distributions in the General Partner’s Discretion. From time to time the General Partner may, in its discretion, distribute cash to the Partners pro rata in accordance with their respective Percentage Interests in the Partnership with the distribution to each Partner being the product of the aggregate cash distribution being made multiplied by such Partner’s Percentage Interest. Each such cash distribution shall only be made after (a) payment of all operating expenses of the Partnership payable as of such time (including, without limitation, compensation payable to the Partnership’s employees and debt service payable in respect of loans made to the Partnership or for which the Partnership is liable); (b) provision for payment of all outstanding and unpaid current obligations of the Partnership payable as of such time or within 90 days after such date; (c) provision for a working capital reserve of such additional amounts as shall be determined by the General Partner from time to time; and (d) provision that the Partnership may retain a percentage of the available cash to cover additional asset purchases; provided, however, in the case of cash to be distributed upon the dissolution of the Partnership, such cash shall be distributed in accordance with the provisions of Article 10.

5.2 Offset. Whenever the Partnership is to pay any sum to any Partner, any amounts that such Partner owes the Partnership may be deducted from that sum before payment.

ARTICLE 6

RIGHTS AND DUTIES OF THE GENERAL PARTNER

6.1 Management. Except as otherwise provided in this Agreement (including, without limitation, Section 6.2), the General Partner shall have the full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the business and affairs of the Partnership, and to do or cause to be done any and all acts which it deems to be necessary or appropriate thereto, and the scope of such power and authority shall encompass all matters in any way connected with or incident to such business, including, without limitation, the power and authority on behalf of the Partnership:

(a) to expend the Partnership’s capital and revenues in furtherance of the business of the Partnership;

(b) to enter into any partnership agreement, limited liability Partnership agreement or regulations, shareholder’s agreement, sharing arrangement, or joint venture which is engaged in any business or transaction in which the Partnership is authorized to engage;

(c) to merge the Partnership with another Person (with each Partner waiving its right to any advance notice of such merger);

(d) to borrow monies from time to time in the form of loans or otherwise to draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of the sums so borrowed and to mortgage, pledge, or assign in trust all or any part of the Partnership’s Property and to engage in any other means of financing customary in the restaurant;

(e) to employ or retain on behalf of the Partnership agents, employees, consultants, accountants, lawyers, clerical personnel, and such other assistance and services as may be necessary or convenient and to pay therefor such remuneration as the General Partner deems reasonable;

(f) to incur reasonable expenses for travel, entertainment, telephone, insurance, and for such other things, whether similar or dissimilar, as may be deemed necessary or appropriate for carrying on the business of the Partnership;

(g) to guarantee the payment of money or the performance of any contract or obligation by any person, firm or corporation on behalf of the Partnership;

(h) to sue and be sued, complain and defend in the name and on behalf of the Partnership and enter into such settlement agreements, receipts, releases, and discharges with respect to any such matters as the General Partner deems advisable;

(i) to submit a Partnership claim or liability to arbitration or reference and to confess a judgment against the Partnership;

(j) to cause the Partnership to file for bankruptcy, or other insolvency protection;

(k) to make such accounting classifications, determinations and allocations as are deemed advisable (including, without limitation, the allocation of revenues and expenses between the Partnership and other Persons under common control with the General Partner);

(l) to purchase insurance, or extend the General Partner’s insurance, at the Partnership’s expense, to protect Partnership Property and the business of the Partnership against loss, and to protect the Partners against liability to third parties arising out of Partnership activities, such insurance, if any, to be in such limits, subject to such deductibles and to cover such risks as the General Partner deems appropriate;

(m) to appear and transact business before regulatory and taxation authorities, and make any and all tax elections, applications, filings, submittals, reports, notices or take any other action the General Partner deems appropriate; and

(n) to enter into, perform and carry out contracts, agreements and to do any other acts and things necessary, appropriate or incidental to the accomplishment of the purposes of the Partnership.

6.2 Reliance by Public.

(a) In order to expedite the handling of the Partnership’s business and affairs, it is understood and agreed that any action taken, or document delivered, by the General Partner while acting in the name and on behalf of the Partnership shall be deemed to be the action of the Partnership as to any third parties (including all Limited Partners or their Assignees as third parties for such purpose). Any person dealing with the Partnership or the General Partner shall be entitled to rely upon a certificate of the General Partner as to:

(i) the identity of the Partners;

(ii) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the party delivering or receiving such certificate or which are in any other manner related to the affairs of the Partnership;

(iii) the authorization of any Partnership action by the Partners;

(iv) the persons who are authorized to execute and deliver any instrument or document of the Partnership;

(v) any act or failure to act by the Partnership or any other matter involving the Partnership or any Partner; and

(vi) the authority of the Partnership to take, and of the General Partner to cause the Partnership to take, action of any character.

(b) Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser shall be required to verify any representation made to it by the General Partner. Any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner, as if it were the sole party in interest therein, both legally and beneficially.

ARTICLE 7

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1 Limitation of Liability. No Limited Partner shall be liable to the Partnership for the debts, liabilities, contracts, or any other obligations of the Partnership, except to the extent of such Limited Partner’s Interest in the Partnership and except as otherwise provided in the Texas Act or under any other applicable law.

7.2 Management of Business. No Limited Partner as such shall take part in the operation, management, or control of the Partnership business, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership.

7.3 No Dissolution Caused. The death, bankruptcy, or insanity or expulsion pursuant to this Agreement of a Limited Partner shall not cause a dissolution of the Partnership. The admission of any additional or substitute Limited Partner shall not cause a dissolution of the Partnership. A Limited Partner may not withdraw from the Partnership.

7.4 Holders of Record. The Partnership shall be entitled to recognize only Persons who are reflected on the records of the Partnership as Limited Partners and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in the Partnership on the part of any Assignee or other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law and as, and to the extent, provided for herein. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat a Limited Partner who is the assignor of an Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash made to such Person, until such time as all conditions and requirements of this Article have been met in the opinion of the General Partner.

7.5 Indemnification and Terms of Admission. Each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner and every other Limited Partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from (a) any actual or alleged misrepresentation or misstatement of facts or omission to state facts made by such Limited Partner in connection with any assignment, transfer, encumbrance or other disposition of all or any part of an Interest, or (b) the consent to, or refusal of the General Partner to consent to, the Assignment of all or any part of such Limited Partner’s Interest or (c) the admission of or refusal to admit an Assignee of all or any part of such Limited Partner’s Interest as a substitute Limited Partner against expenses for which the Partnership or such Partner has not otherwise been reimbursed (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him or it in connection with such action, suit or proceeding.

ARTICLE 8

TRANSFER OF INTERESTS

8.1 Restrictions on Transfers. A Partner’s interest and rights in the Company may be transferred, pledged or assigned only with the consent of all of the General Partners and the Limited Partner.

8.2 Permitted Transfers. Specifically exempted from the general restriction set forth in Section 8.1 above, shall be (i) the pledging or granting of a security interest in the Partner’s interest for any loans made to, or any guarantees granted by, the pledging Partner, (ii) the pledging or granting of a security interest in the Partner’s interest for any loans made to, or any guarantees granted by, the Company, or (iii) the pledging or granting of a security interest in the Partner’s interest for any loans made to, or any guarantees granted by, any affiliate of the Partner or the Company.

ARTICLE 9

GENERAL INDEMNIFICATION AND INSURANCE

9.1 Indemnification. The Partnership shall indemnify or advance expenses to a Person to the fullest extent provided by, and in accordance with the procedures set forth in, Article 11 of the Texas Act (“Act Article 11”) and any other applicable laws, if such Person is, or is threatened to be made, a named defendant or respondent in a proceeding as a result of the fact that the Person (i) is or was a General Partner, Limited Partner, employee or agent of the Partnership, or employee or agent of the General Partner, or (ii) is or was sewing at the request of the Partnership as a partner, director, officer, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited partnership, limited liability partnership, corporation, general partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. Such duty of indemnification applies notwithstanding the alleged negligence of the Indemnified Party and shall apply in all instances other than in the event of a final court determination that the claim in question resulted from the willful misconduct of the party seeking indemnification. The determination under Section 11.06 of Act Article 11 that indemnification is permissible, and the authorization of indemnification and determination of reasonableness of expenses under Section 11.07 of Act Article 11, shall, be made by the General Partner in its sole discretion. All expenses subject to indemnification under this Section 8.1 shall be reimbursed to the indemnified party within 30 days of the Partnership’s receipt of an invoice from the indemnified party for such expense. For purposes of this section, all managers of the General Partner are deemed to be sewing in such capacity at the request of the Partnership.

9.2 Insurance. Subject to Section 11.18 of Act Article 11, the Partnership may purchase and maintain insurance or another arrangement on behalf of any Person identified in Section 8.1 (including, without limitation, any general partner of the General Partner, and any employee or agent of the Partnership or the General Partner) against any liability asserted against him or it and incurred by him or it in such a capacity or arising out of his or its status as such a Person, whether or not the Partnership would have the power to indemnify him or it against that liability under Section 8.2.

ARTICLE 10

FISCAL YEAR; BOOKS OF ACCOUNT;

BANK ACCOUNTS; AND REPORTS

10.1 Books and Records.

(a) The General Partner, at the expense of the Partnership, shall maintain for the Partnership books and records of account which shall be maintained, except as otherwise required by law, on a cash or accrual basis (as determined by the General Partner), recording among other entries, Capital Accounts for each Partner. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the identity of the Limited Partners, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into legible written form within a reasonable period of time.

10.2 The Partnership shall adopt the calendar year as its Fiscal Year.

10.3 Tax Matter’s Partner. The Partners agree that the General Partner shall be the “tax matters partner” for all purposes under the Code and the Regulations.

10.4 Tax Reporting Information. The General Partner shall furnish the Limited Partners within 90 days after the close of the Partnership’s Fiscal Year all tax reporting information relating to the Partnership reasonably necessary for federal income tax purposes.

ARTICLE 11

DISSOLUTION, WINDING UP AND TERMINATION; CONTINUATION

11.1 Events of Dissolution.

(a) The Partnership shall be dissolved and, subject to Section 11.2, and its affairs wound up upon the first to occur of the following:

(i) the expiration of its stated term as provided in Article 2;

(ii) entry of a decree of judicial dissolution under the Texas Act;

(iii) the election of the General Partner to dissolve the Partnership;

(iv) the withdrawal of the General Partner unless, within 90 days thereof, a Substitute General Partner is designated; and

(v) the sale of all or substantially all of the Partnership’s assets and the collection and distribution of all sales proceeds.

(b) Neither the death, dissolution, mental incompetency, nor bankruptcy of any Limited Partner nor the admission or substitution of a person as a Limited Partner in accordance with the terms hereof shall dissolve, or be deemed to dissolve, the Partnership or cause any interruption in or affect the continued existence of the Partnership and its business.

11.2 Liquidation. Upon dissolution of the Partnership, the General Partner (or, if there shall not be any remaining general partners, a special liquidator (herein called the “Liquidator”) appointed by a Majority in Interest) shall proceed with the winding up of the Partnership and shall distribute the assets of the Partnership in the following order of priority:

(a) To creditors, including to Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and other than liabilities to Partners for distributions;

(b) To the setting up of any reserve which the General Partner (or the Liquidator, where applicable) shall reasonably deem advisable to provide for any contingent or unforeseen liabilities or obligations of the Partnership;

(c) To the Partners and former Partners in satisfaction of liabilities for distributions; and

(d) To the Partners in proportion to their respective positive Capital Account balances after giving effect to all contributions, distributions, and allocations for all periods.

At the expiration of such period of time as the General Partner (or, where applicable, the Liquidator) shall deem advisable, the remaining balance of any reserve established in accordance with clause (b) shall be distributed in the manner set forth in clause (d).

11.3 Distributions in Kind. If the General Partner (or, where applicable, the Liquidator) determines that it is necessary or desirable upon dissolution to make a distribution of the assets of the Partnership in kind, such property shall be transferred and conveyed on the basis of the fair market value thereof to the Partners or their Assignees, so as to vest in each of them an undivided interest, as tenants-in-common, in the whole of such property in proportion to their relative positive Capital Account balances. Any Partnership property distributed in kind shall be subject to such liens, encumbrances and restrictions or affect such Partnership property on the date of distribution and will be subject to and operated in accordance with any license agreements then in effect.

11.4 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

ARTICLE 12

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

12.1 Amendments to be Adopted Solely by General Partner. The General Partner (pursuant to this Section and its power of attorney from the Limited Partners), without the consent of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file, and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the location of the principal place of business of the Partnership, the registered office of the Partnership or the registered agent of the Partnership;

(b) the admission, substitution or removal of any Partner in accordance with this Agreement;

(c) a change that is necessary to qualify or continue the qualification of the Partnership as a limited partnership under the laws of any state or any change that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(d) to amend the provisions of this Agreement in response to changes in the Code or Regulations or other developments in the law applicable to the taxation of the Partnership or its Partners, if the General Partner concludes in good faith that such amendments are in the overall best interests of the Partners; provided, however, that the General Partner shall be under no obligation to make any such amendment;

(e) a change that, in the reasonable discretion of the General Partner, is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Texas Act);

(f) any other amendment expressly permitted in this Agreement to be made by the General Partner acting alone; and

(g) any amendment approved pursuant to the further provision of this Article 12.

12.2 Consent of General Partner Required. Notwithstanding the foregoing provisions of this Article, the consent of the General Partner shall be required for any amendment to this Agreement.

12.3 Action Without a Meeting. In the discretion of the General Partner, any action may be taken without a meeting if a consent in writing setting forth the action so taken is signed by the General Partner. Any such consent shall be deemed given if sent or delivered to the Limited Partner bearing the manual or facsimile signature of the General Partner. In the event the General Partner requests (and recommends the giving of) the written consent of a Limited Partner in connection with any proposed action or transaction, the Limited Partner shall be deemed for all purposes to have consented to such action or transaction unless within 10 Business Days from the date the Limited Partner is deemed by this Agreement to have received the request for consent, the Limited Partner notifies the General Partner in writing that the Limited Partner does not so consent.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and may be personally served or sent by overnight courier services such as Federal Express or by United States Mail, registered or certified with return receipt requested, and are effective on receipt by the person to receive it. All notices, requests and consents to be sent to a Partner or the Partnership must be sent to or made at the address given for such Partner on Exhibit A or to the Partnership at its principal office. Whenever any notice is required to be given under the Act or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. The Partnership or any Partner may change its or his notice address by written notice to all of the Partners delivered in accordance with this Section 13.1.

13.2 Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereunder had signed the same document. All counterparts shall be construed together and shall constitute one agreement. Additionally, this Agreement may be executed by a substitute Limited Partner, or by the execution of an assignment and assumption of limited partnership interest in a form acceptable to, and countersigned by, the General Partner and the Limited Partner transferring the interest.

13.3 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

13.4 Governing Law, Successors. This Agreement shall be governed by the laws of the State of Texas, as such laws are applied by Texas courts to agreements entered into and to be performed in Texas by and between residents of Texas, and shall, subject to the restrictions on transferability set forth herein, bind and inure to the benefit of the heirs, executors, legal representatives, successors and assigns of the parties hereto.

13.5 Integrated Agreement. This Agreement constitutes the entire agreement among the Partners with respect to the Partnership. This Agreement supersedes any prior agreement or understandings with respect to the Partnership among them, oral or written, all of which are hereby canceled. This Agreement may not be amended, supplemented or restated other than pursuant to Article 11.

13.6 No Waiver. The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

13.7 Legends. If certificates are issued evidencing a Limited Partner’s Interest in the Partnership, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the General Partner to reflect restrictions upon transfer contemplated herein.

13.8 No Third Party Beneficiaries. None of the provisions of this agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

13.9 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signatures to follow]

IN WITNESS WHEREOF, this Agreement is executed and effective as of the date first above written.

GENERAL PARTNER:

RUTH’S CHRIS STEAK HOUSE, INC.

By:
Thomas J. Pennison, Jr.
Vice President-Finance, Chief Executive Officer, Treasurer and Secretary

LIMITED PARTNER:

RCSH HOLDINGS, INC.

By:
Craig B. Miller
President

EXHIBIT A

Name of Partner	Partner Address	Initial Capital Contribution

General Partner:
Ruth’s Chris Steak House, Inc.	3321 Hessmer Ave.
	Metairie, LA 70002	$10.00

Limited Partners:	3321 Hessmer Ave.	$990.00
RCSH Holdings Inc.	Metairie, LA 70002

A-1

EXHIBIT B

Name of Partner	Partnership Percentage

General Partner:
Ruth’s Chris Steak House, Inc.	1%

Limited Partners:
RCSH Holdings Inc	99%

B-1